EXHIBIT 99.1

NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017

Contact: Nicholas M. Rolli (917) 663-3460

Timothy R. Kellogg (917) 663-2759

DR. HAROLD BROWN ELECTED TO BOARD OF DIRECTORS
OF ALTRIA GROUP, INC.

NEW YORK, December 15, 2004 – The Board of Directors of Altria Group, Inc. (NYSE:MO) today announced the election of Dr. Harold Brown, age 77, to the Board of Directors. Dr. Brown previously served on the Altria Board from 1983 until 2003. With the addition of Dr. Brown, the Altria Board increases from 11 to 12 directors.

Dr. Brown is a partner in the private equity firm of Warburg Pincus and a Counselor at the Center for Strategic and International Studies in Washington, D.C. Dr. Brown is a member of the Board of Directors of Evergreen Holdings, Inc., and is a trustee of the California Institute of Technology, the Trilateral Commission (North America) and the RAND Corporation. Dr. Brown is a former President of the California Institute of Technology and served as Secretary of Defense during the Carter Administration. Among his many honors, Dr. Brown has been awarded the Presidential Medal of Freedom and the Fermi Award.

“I am delighted to welcome Harold Brown back to our board of directors,” said Louis C. Camilleri, chairman of the board and chief executive officer of Altria Group, Inc. “With his extraordinary intellect and extensive experience with our company and board, he should be of great help to us as we work through the strategic issues ahead.”

Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 85% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2003 net revenues of $81.8 billion.

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